                          EXPENSE LIMITATION AGREEMENT

         THIS AGREEMENT is effective as of the 31st day of May, 2006, between FAF Advisors, Inc., as investment advisor (the "Advisor"), and First American Strategy Funds, Inc. ("FASF").

         WHEREAS, Income Builder Fund (the "Fund") is an investment portfolio of FASF and offers one or more classes of shares; and

         WHEREAS, the Advisor wishes to contractually commit to limiting fees and reimbursing expenses for the Fund through June 30, 2007; and

         WHEREAS, it is in the interests of both the Advisor and the shareholders of the Fund to limit Fund expenses as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses of the Fund to the amounts set forth in Exhibit A hereto (which limits are set forth for the Fund on a class-by-class basis). The Advisor agrees that it may not be reimbursed by FASF for the fees waived by the Advisor under the terms of the agreement. The Advisor agrees to continue the foregoing expense limits through June 30, 2007. Thereafter, any expense limit may be changed upon prior notice to FASF's Board of Directors.

         IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                       FIRST AMERICAN STRATEGY FUNDS, INC.


By:   /s/ Thomas S. Schreier, Jr.        By:    /s/ Charles D. Gariboldi, Jr.
     --------------------------------         ----------------------------------
Name:    Thomas S. Schreier, Jr.         Name:  Charles D. Gariboldi, Jr.
Title:   Chief Executive Officer         Title:   Treasurer

                                    Exhibit A


                                                                             Annual Operating Expense
                                                                        Limitation as a Percentage Of
Income Builder Fund                                                          Average Daily Net Assets
Class A                                                                                       0.3500%
Class B                                                                                       1.1000%
Class C                                                                                       1.1000%
Class Y                                                                                       0.1000%